Titan Machinery Inc. Announces Results for Fiscal Third Quarter Ended October 31, 2016

- Revenue for Fiscal Third Quarter of 2017 was $332 million -
- Company Reduced Used Equipment Inventory through First Nine Months by $86 million or 32% -
- Company Completed Previously Announced $24 million Repurchase of Senior Convertible Notes -
- Company Updates Full Year Fiscal 2017 Modeling Assumptions -

West Fargo, ND – November 30, 2016 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal third quarter ended October 31, 2016.

Fiscal 2017 Third Quarter Results
Consolidated Results
For the third quarter of fiscal 2017, revenue was $332.3 million, compared to $345.0 million in the third quarter last year. Equipment sales were $212.2 million for the third quarter of fiscal 2017, compared to $215.7 million in the third quarter last year. Parts sales were $69.3 million for the third quarter of fiscal 2017, compared to $73.8 million in the third quarter last year. Revenue generated from service was $33.8 million for the third quarter of fiscal 2017, compared to $34.1 million in the third quarter last year. Revenue from rental and other was $17.0 million for the third quarter of fiscal 2017, compared to $21.3 million in the third quarter last year.

Gross profit for the third quarter of fiscal 2017 was $58.4 million, compared to $67.1 million in the third quarter last year. The Company’s gross profit margin was 17.6% in the third quarter of fiscal 2017, compared to 19.5% in the third quarter last year. This decrease in gross profit margin was primarily the result of equipment gross margin compression as we accelerated our used equipment inventory reduction efforts through aggressive retailing of our used equipment inventory. Gross profit from parts, service and rental and other for the third quarter of fiscal 2017 was 81.1% of overall gross profit, compared to 73.8% in the third quarter last year, as a result of the lower equipment gross profit.

Operating expenses decreased by $0.4 million to $53.1 million, or 16.0% of revenue, for the third quarter of fiscal 2017, compared to $53.5 million, or 15.5% of revenue, for the third quarter of last year. The increase in operating expenses as a percentage of revenue was primarily due to the decrease in total revenue in the third quarter of fiscal 2017, as compared to the third quarter of fiscal 2016.

Floorplan interest expense was $3.3 million for the third quarter of fiscal 2017, compared to $4.6 million in the third quarter of fiscal 2016. The decrease in floorplan interest expense is primarily due to a decrease in the average level of interest-bearing inventory in the third quarter of fiscal 2017. Other interest expense decreased to $2.2 million in the third quarter of fiscal 2017 from $4.0 million in the third quarter of fiscal 2016, primarily due to a gain of $1.0 million recognized upon the repurchase of $24.2 million of senior convertible notes in September 2016, and to interest savings resulting from this repurchase and the repurchase of $30.1 million of senior convertible notes in April 2016.

In the third quarter of fiscal 2017, net income including noncontrolling interest was $0.3 million, or earnings per diluted share of $0.01, compared to a net income including noncontrolling interest of $3.5 million, or $0.16 per diluted share for the third quarter of fiscal 2016.

On a non-GAAP basis, adjusted net loss including noncontrolling interest for the third quarter of fiscal 2017 was $0.2 million, or $0.01 per diluted share, compared to adjusted net income including noncontrolling interest of $4.3 million, or $0.20 per diluted share, for the third quarter of fiscal 2016. The Company generated $9.5 million in adjusted EBITDA, compared to $17.5 million in the third quarter of last year. The Company includes floorplan interest expense in its adjusted EBITDA calculation.

Segment Results
Agriculture Segment - Revenue for the third quarter of fiscal 2017 was $205.5 million, compared to $211.3 million in the third quarter last year. Pre-tax loss for the third quarter of fiscal 2017 was $1.8 million, compared to pre-tax income of $4.2 million in the third quarter last year.

Construction Segment - Revenue for the third quarter of fiscal 2017 was $80.8 million, compared to $87.0 million in the third quarter last year. Pre-tax income for the third quarter of fiscal 2017 was $0.1 million, compared to a pre-tax income of $1.4 million in the third quarter last year.

International Segment - Revenue for the third quarter of fiscal 2017 was $45.9 million, compared to $46.7 million in the third quarter last year. Pre-tax income for the third quarter of fiscal 2017 was $0.6 million, compared to pre-tax income of $0.4 million in the third quarter last year.

Fiscal 2017 First Nine Months Results
Revenue was $0.9 billion for the first nine months of fiscal 2017, compared to $1.0 billion for the same period last year. Net loss including noncontrolling interest for the first nine months of fiscal 2017 was $6.3 million, or $0.27 per diluted share, compared to $3.2 million, or $0.13 per diluted share, for the same period last year. On a non-GAAP basis, adjusted net loss including noncontrolling interest for the first nine months of fiscal 2017 was $7.6 million, or $0.36 per diluted share, compared to adjusted net income including noncontrolling interest of $0.9 million, or $0.06 per diluted share, for the same period last year. The Company generated $15.8 million in adjusted EBITDA in the first nine months of fiscal 2017, compared to $32.5 million in the same period last year.

Balance Sheet and Cash Flow
The Company ended the third quarter of fiscal 2017 with $52.4 million of cash. The Company’s inventory level decreased to $607.6 million as of October 31, 2016, compared to $689.5 million as of January 31, 2016. This inventory decrease includes a $77.4 million reduction in equipment inventory, which reflects a $85.9 million or 32% decrease in used equipment inventory, partially offset by an increase of new equipment inventory of $8.5 million. The Company had $372.1 million outstanding floorplan payables on $856.2 million total discretionary floorplan lines of credit as of October 31, 2016, compared to $444.8 million outstanding as of January 31, 2016.

In September 2016, the Company repurchased $24.2 million principal amount of its 3.75% senior convertible notes due 2019 for $20.9 million in cash and recognized a $1.0 million pre-tax gain related thereto in the third quarter of fiscal 2017. This gain is not considered in the modeling assumptions discussed below as the Company considers it an adjustment to GAAP income (loss). The repurchase in September 2016 is in addition to the Company's repurchase of $30.1 million of senior convertible notes in April 2016. The Company's ratio of total liabilities to tangible net worth improved to 1.8 as of October 31, 2016 from 2.1 as of January 31, 2016, reflecting the lower outstanding floorplan payables and reduced outstanding balance of senior convertible notes.

In the first nine months of fiscal 2017, the Company’s net cash provided by operating activities was $74.4 million, compared to $198.8 million in the first nine months of fiscal 2016. The Company evaluates its cash flow from operating activities net of all floorplan payable activity and maintaining a constant level of equity in our equipment inventory. Taking these adjustments into account, adjusted net cash provided by operating activities was $34.4 million in the first nine months of fiscal 2017, compared to $32.9 million in first nine months of fiscal 2016.

Management Comments
David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, "During the third quarter our agricultural customers experienced high crop yields and, despite continued low commodity prices, the yields improved customer sentiment, which created an opportunity to increase equipment sales. We took this opportunity to accelerate our used equipment reduction efforts by aggressively retailing our used equipment inventory during the third quarter. In total, we have successfully reduced our used equipment inventory by $86 million in the first nine months of fiscal 2017."

Mr. Meyer commented, "As we begin the final quarter of fiscal 2017 and look toward next year, we are confident that we are taking the right steps to position our business for long-term profitable growth and continue to execute on our initiatives to improve our balance sheet and generate cash flow from operating activities. We are now on track to exceed our previous inventory reduction goal by 25% and to end fiscal 2017 with a total reduction for the year of $125 million in equipment inventory. Our initiatives have enabled us to repurchase over $50 million of senior convertible notes in the current fiscal year, including $24 million in the third quarter, which helped further improve our ratio of total liabilities to tangible net worth to 1.8 at the end of the third quarter. We remain optimistic about long-term agriculture trends, and believe that we will be positioned to take advantage of future opportunities to drive improved financial performance."

Updated Fiscal 2017 Modeling Assumptions
The Company is updating the modeling assumptions for fiscal 2017 that it believes will provide investors with relevant information about expectations regarding financial results and business trends:

•	Agriculture Same Store Sales Down 13% to 18%

•	Construction Same Store Sales Flat

•	International Same Store Sales Down 7% to 12%

•	Equipment Margins Between 6.2% and 6.8%

•	Adjusted Diluted loss per share in the second half of fiscal 2017 is expected to be less than the loss in the first half of the year (1)

Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

____________________________
(1) A reconciliation of the projected non-GAAP adjusted diluted loss per share, a forward-looking non-GAAP financial measure, to the most directly comparable GAAP financial measure of diluted loss per share, is not provided because the Company is unable to provide such a reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty regarding the occurrence, financial impact and periods in which non-GAAP adjustments may be recognized. The GAAP measure of diluted loss per share may include the impact of such items as realignments costs, asset impairments, gains on the repurchase of senior convertible notes, and other gains and losses. Historically, the Company has excluded these items from non-GAAP financial measures, and expects to do so in future periods. However, the decisions and events that typically lead to the recognition of non-GAAP adjustments are inherently unpredictable as to if or when they may occur.

Investors interested in participating in the live call can dial (888) 430-8705 from the U.S. International callers can dial (719) 325-2481. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, December 14, 2016, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 2545217.

Non-GAAP Financial Measures

Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, presented non-GAAP measures include adjustments for items such as realignment charges, asset impairments, gains on the repurchase of senior convertible notes, and other gains and losses. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the Company’s financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this release. The tables included in the Non-GAAP Reconciliations reconcile pre-tax income, net income (loss) including noncontrolling interest, earnings (loss) per share – diluted, and net cash provided by operating activities (GAAP financial measures) for the periods presented to adjusted pre-tax income (loss), adjusted net income (loss) including noncontrolling interest, adjusted EBITDA (loss), adjusted earnings (loss) per share – diluted, and adjusted net cash provided by operating activities (non-GAAP financial measures) for the periods presented.

About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States and Europe. The Titan Machinery network consists of 90 North American dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, including one outlet store, and 20 European dealerships in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery dealerships represent one or more of the CNH Industrial Brands (CNHI), including CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Forward-looking statements made herein, which include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2017, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Other than required by law, Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Partner
646-277-1254

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	October 31, 2016	January 31, 2016
Assets
Current Assets
Cash	$52,431	$89,465
Receivables, net	71,803	56,552
Inventories	607,629	689,464
Prepaid expenses and other	7,491	9,753
Income taxes receivable	4,559	13,011
Total current assets	743,913	858,245
Noncurrent Assets
Intangible assets, net of accumulated amortization	5,026	5,134
Property and equipment, net of accumulated depreciation	169,964	183,179
Other	1,394	1,317
Total noncurrent assets	176,384	189,630
Total Assets	$920,297	$1,047,875

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$22,888	$16,863
Floorplan payable	372,055	444,780
Current maturities of long-term debt	15,464	1,557
Customer deposits	16,215	31,159
Accrued expenses	35,403	28,914
Income taxes payable	—	152
Total current liabilities	462,025	523,425
Long-Term Liabilities
Senior convertible notes	87,754	134,145
Long-term debt, less current maturities	25,427	38,409
Deferred income taxes	10,531	11,135
Other long-term liabilities	2,217	2,412
Total long-term liabilities	125,929	186,101
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	242,019	242,491
Retained earnings	93,586	99,526
Accumulated other comprehensive loss	(3,262)	(4,461)
Total Titan Machinery Inc. stockholders' equity	332,343	337,556
Noncontrolling interest	—	793
Total stockholders' equity	332,343	338,349
Total Liabilities and Stockholders' Equity	$920,297	$1,047,875

TITAN MACHINERY INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2016	2015	2016	2015
Revenue
Equipment	$212,194	$215,692	$570,369	$681,691
Parts	69,261	73,838	185,106	197,439
Service	33,777	34,116	96,065	99,860
Rental and other	17,034	21,329	43,919	53,371
Total Revenue	332,266	344,975	895,459	1,032,361
Cost of Revenue
Equipment	201,140	198,095	532,370	628,280
Parts	48,387	51,673	130,006	138,626
Service	11,828	12,449	35,473	36,136
Rental and other	12,485	15,617	32,703	39,674
Total Cost of Revenue	273,840	277,834	730,552	842,716
Gross Profit	58,426	67,141	164,907	189,645
Operating Expenses	53,143	53,484	159,132	165,979
Impairment and Realignment Costs	275	22	546	1,519
Income from Operations	5,008	13,635	5,229	22,147
Other Income (Expense)
Interest income and other income (expense)	502	722	1,251	(565)
Floorplan interest expense	(3,294)	(4,602)	(10,843)	(13,945)
Other interest expense	(2,160)	(4,041)	(5,930)	(11,228)
Income (Loss) Before Income Taxes	56	5,714	(10,293)	(3,591)
Provision for (Benefit from) Income Taxes	(208)	2,231	(3,997)	(354)
Net Income (Loss) Including Noncontrolling Interest	264	3,483	(6,296)	(3,237)
Less: Net Income (Loss) Attributable to Noncontrolling Interest	—	27	(356)	(395)
Net Income (Loss) Attributable to Titan Machinery Inc.	264	3,456	(5,940)	(2,842)
Net (Income) Loss Allocated to Participating Securities - Note 1	(8)	(72)	120	53
Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders	$256	$3,384	$(5,820)	$(2,789)

Earnings (Loss) per Share - Diluted	$0.01	$0.16	$(0.27)	$(0.13)
Weighted Average Common Shares - Diluted	21,269	21,218	21,208	21,093

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended October 31,
	2016	2015
Operating Activities
Net income (loss) including noncontrolling interest	$(6,296)	$(3,237)
Adjustments to reconcile net income (loss) including noncontrolling interest to net cash provided by operating activities
Depreciation and amortization	19,896	21,588
Other, net	3,056	7,881
Changes in assets and liabilities
Inventories	91,222	72,437
Manufacturer floorplan payable	(20,821)	124,305
Other working capital	(12,659)	(24,213)
Net Cash Provided by Operating Activities	74,398	198,761
Investing Activities
Property and equipment purchases	(10,215)	(6,005)
Proceeds from sale of property and equipment	2,285	5,135
Other, net	914	510
Net Cash Used for Investing Activities	(7,016)	(360)
Financing Activities
Net change in non-manufacturer floorplan payable	(54,478)	(201,320)
Repurchase of Senior Convertible Notes	(46,013)	—
Net proceeds from (payments on) long-term debt borrowings	(1,935)	(42,377)
Other, net	(2,212)	(3,238)
Net Cash Used for Financing Activities	(104,638)	(246,935)
Effect of Exchange Rate Changes on Cash	222	(585)
Net Change in Cash	(37,034)	(49,119)
Cash at Beginning of Period	89,465	127,528
Cash at End of Period	$52,431	$78,409

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended October 31,			Nine Months Ended October 31,
	2016	2015	% Change	2016	2015	% Change
Revenue
Agriculture	$205,540	$211,302	(2.7)%	$538,060	$660,606	(18.6)%
Construction	80,789	87,023	(7.2)%	241,922	249,601	(3.1)%
International	45,937	46,650	(1.5)%	115,477	122,154	(5.5)%
Total	$332,266	$344,975	(3.7)%	$895,459	$1,032,361	(13.3)%

Income (Loss) Before Income Taxes
Agriculture	$(1,798)	$4,219	(142.6)%	$(9,881)	$693	*N/M
Construction	(105)	1,413	(107.4)%	(1,523)	(3,089)	50.7%
International	604	351	72.1%	(88)	(3,074)	97.1%
Segment income (loss) before income taxes	(1,299)	5,983	(121.7)%	(11,492)	(5,470)	(110.1)%
Shared Resources	1,355	(269)	603.7%	1,199	1,879	(36.2)%
Total	$56	$5,714	(99.0)%	$(10,293)	$(3,591)	(186.6)%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2016	2015	2016	2015
Pre-Tax Income (Loss)
Income (Loss) Before Income Taxes	$56	$5,714	$(10,293)	$(3,591)
Non-GAAP Adjustments
Impairment	275	—	275	—
Gain on Repurchase of Senior Convertible Notes	(1,028)	—	(3,130)	—
Debt Issuance Cost Write-Off	624	1,019	624	1,558
Realignment / Store Closing Costs	—	22	271	1,519
Ukraine Remeasurement (1)	—	185	195	2,288
Gain on Insurance Recoveries	(586)	—	(586)	—
Total Non-GAAP Adjustments	(715)	1,226	(2,351)	5,365
Adjusted Pre-Tax Income (Loss)	$(659)	$6,940	$(12,644)	$1,774

Net Income (Loss) Including Noncontrolling Interest
Net Income (Loss) Including Noncontrolling Interest	$264	$3,483	$(6,296)	$(3,237)
Non-GAAP Adjustments
Impairment	275	—	275	—
Gain on Repurchase of Senior Convertible Notes	(1,028)	—	(3,130)	—
Debt Issuance Cost Write-Off	624	1,019	624	1,558
Realignment / Store Closing Costs	—	22	271	1,519
Ukraine Remeasurement (1)	—	185	195	2,288
Gain on Insurance Recoveries	(586)	—	(586)	—
Total Pre-Tax Income (Loss) Non-GAAP Adjustments	(715)	1,226	(2,351)	5,365
Less: Tax Effect of Non-GAAP Adjustments (2)	(285)	416	(1,018)	1,231
Total Non-GAAP Adjustments	(430)	810	(1,333)	4,134
Adjusted Net Income (Loss) Including Noncontrolling Interest	$(166)	$4,293	$(7,629)	$897

Adjusted EBITDA (Loss)
Net Income (Loss) Including Noncontrolling Interest	$264	$3,483	$(6,296)	$(3,237)
Adjustments
Interest Expense, Net of Interest Income	3,058	2,828	8,578	9,106
Provision for (Benefit from) Income Taxes	(208)	2,231	(3,997)	(354)
Depreciation and amortization	7,068	7,764	19,896	21,588
Total Non-GAAP Adjustments to Pre-Tax Income (Loss)	(715)	1,226	(2,351)	5,365
Total Adjustments	9,203	14,049	22,126	35,705
Adjusted EBITDA (Loss)	$9,467	$17,532	$15,830	$32,468

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2016	2015	2016	2015
Earnings (Loss) per Share - Diluted
Earnings (Loss) per Share - Diluted	$0.01	$0.16	$(0.27)	$(0.13)
Non-GAAP Adjustments (3)
Impairment	0.01	—	0.01	—
Gain on Repurchase of Senior Convertible Notes	(0.04)	—	(0.15)	—
Debt Issuance Cost Write-Off	0.03	0.05	0.02	0.07
Realignment / Store Closing Costs	—	—	0.01	0.07
Ukraine Remeasurement (1)	—	0.01	0.01	0.11
Gain on Insurance Recoveries	(0.03)	—	(0.03)	—
Total Pre-Tax Income (Loss) Non-GAAP Adjustments	(0.03)	0.06	(0.13)	0.25
Less: Tax Effect of Non-GAAP Adjustments (2)	(0.01)	0.02	(0.04)	0.06
Total Non-GAAP Adjustments	(0.02)	0.04	(0.09)	0.19
Adjusted Earnings (Loss) per Share - Diluted	$(0.01)	$0.20	$(0.36)	$0.06

Net Cash Provided By Operating Activities
Net Cash Provided by Operating Activities			$74,398	$198,761
Net Change in Non-Manufacturer Floorplan Payable			(54,478)	(201,320)
Adjustment for Constant Equity in Inventory			14,503	35,452
Adjusted Net Cash Provided By Operating Activities			$34,423	$32,893

(1) Beginning in the second quarter of fiscal 2017 we discontinued incorporating Ukraine remeasurement losses into our Non-GAAP income (loss) and earnings (loss) per share calculations.  The UAH remained relatively stable subsequent to April 30, 2016 and therefore did not significantly impact our consolidated statement of operations during this period. Absent any future significant hryvnia volatility and resulting financial statement impact, we will not include Ukraine remeasurement losses in our Non-GAAP calculations in future periods.

(2) The tax effect of Non-GAAP Adjustments was calculated using a 40% tax rate for all U.S. related items that was determined based on a 35% federal statutory rate and a blended state statutory rate of 5% and no tax effect for foreign related items as all of our foreign operations have full valuation allowances on deferred tax assets including net operating losses, therefore we are not recognizing any income tax expense or benefit.

(3) Adjustments are net of the impact of amounts attributable to noncontrolling interests and allocated to participating securities.